Exhibit 99.1

Contacts:

Investor Relations:	Eric J. Shick
Vice President, Investor Relations
(908) 277-8413

Media Relations:	Holly P. Glass
Vice President, Government and Public Relations
(703) 754-2848

BARD ANNOUNCES FIRST QUARTER RESULTS

DILUTED EPS FROM CONTINUING OPERATIONS OF $0.76,

$1.06 ON ADJUSTED BASIS

MURRAY HILL, NJ — (April 23, 2008) — C. R. Bard, Inc. (NYSE: BCR) today reported 2008 first quarter financial results. First quarter 2008 net sales were $584.0 million, an increase of 11 percent over the prior-year period. Excluding the impact of foreign exchange, first quarter 2008 net sales increased 8 percent over the prior-year period.

For the first quarter 2008, net sales in the U.S. were $399.2 million and net sales outside the U.S. were $184.8 million, an increase of 7 percent and 20 percent, respectively, over the prior-year period. Excluding the impact of foreign exchange, first quarter 2008 net sales outside the U.S. increased 11 percent over the prior-year period.

For the first quarter 2008, income from continuing operations was $78.0 million and diluted earnings per share from continuing operations were $0.76, a decrease of 23 percent and 20 percent, respectively, as compared to first quarter 2007 results. Adjusting for items that affect comparability between periods as detailed in the tables below, first quarter 2008 income from continuing operations was $109.1 million and related diluted earnings per share were $1.06, an increase of 7 percent and 12 percent, respectively, as compared to first quarter 2007 results.

Timothy M. Ring, chairman and chief executive officer, commented, “Despite a challenging quarter in our hernia fixation business, we continue to deliver healthy earnings. These results demonstrate the benefits of a diverse product portfolio and the strength of our vascular, urology and oncology franchises. Our focus remains on sustaining growth through the execution of our R&D and business development strategies.”

C. R. Bard, Inc. (www.crbard.com), headquartered in Murray Hill, NJ, is a leading multinational developer, manufacturer and marketer of innovative, life-enhancing medical technologies in the fields of vascular, urology, oncology and surgical specialty products.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on management’s current expectations, the accuracy of which is necessarily subject to risks and uncertainties. These statements are not historical in nature and use words such as “anticipate”, “estimate”, “expect”, “project”, “intend”, "forecast", “plan", “believe”, and other words of similar meaning in connection with any discussion of future operating or financial performance. Many factors may cause actual results to differ materially from anticipated results including product developments, sales efforts, income tax matters, the outcomes of contingencies such as legal proceedings, and other economic, business, competitive and regulatory factors. The company undertakes no obligation to update its forward-looking statements. Please refer to the Cautionary Statement Regarding Forward-Looking Information in our December 31, 2007 Form 10-K for more detailed information about these and other factors that may cause actual results to differ materially from those expressed or implied.

C. R. Bard, Inc.

Consolidated Statements of Income

(in thousands except per share amounts, unaudited)

	Quarter Ended March 31,
	2008	2007
Net sales	$584,000	$528,200
Costs and Expenses:
Cost of goods sold	225,500	206,500
Marketing, selling and administrative expense	168,900	153,700
Research and development expense	85,800	30,100
Interest expense	3,000	2,900
Other income, net	(4,000)	(7,400)

Total costs and expenses	479,200	385,800

Income from continuing operations before income taxes	104,800	142,400

Income tax provision	26,800	40,800

Income from continuing operations	78,000	101,600

Income from discontinued operations, net of tax	—	—

Net income	$78,000	$101,600

Basic earnings per share:
Income from continuing operations	$0.78	$0.98
Income on discontinued operations	—	—
Net income per share	$0.78	$0.98

Diluted earnings per share:
Income from continuing operations	$0.76	$0.95
Income on discontinued operations	—	—
Net income per share	$0.76	$0.95

Wt. avg. common shares outstanding - basic	100,000	103,300

Wt. avg. common shares outstanding - diluted	103,300	106,700

Product Group Summary of Net Sales

(in thousands, unaudited)

	Quarter Ended March 31,
	2008	2007	Change	Constant Currency
Vascular	$150,400	$127,700	18%	13%
Urology	168,700	155,200	9%	7%
Oncology	150,000	127,800	17%	15%
Surgical Specialties	93,000	97,100	-4%	-6%
Other	21,900	20,400	7%	6%

Net sales	$584,000	$528,200	11%

FX impact		12,100

Constant Currency	$584,000	$540,300		8%

Reconciliation of Earnings From Continuing Operations

(in millions except per share amounts, unaudited)

	Quarter Ended March 31, 2008
	Research & Development Expense	Income Tax Provision (Benefit)	Income From Continuing Operations	Diluted Earnings Per Share
GAAP Basis	$85.8	$26.8	$78.0	$0.76
Items that affect comparability of results between periods:
Purchased research & development	(49.3)	18.2	31.1	0.30

Adjusted Basis	$36.5	$45.0	$109.1	$1.06

Notes

•

For the first quarter 2008, charges of approximately $49.3 million pretax for purchased research and development affected the comparability of results between periods. The effect of these charges decreased income from continuing operations by $31.1 million, or $0.30 diluted earnings per share from continuing operations.

•	For the first quarter 2007, there were no items that met the criteria described below that affected the comparability of results between periods.

•

In the first quarter 2007, the company withdrew from the synthetic bulking market and discontinued the sale of the Tegress™ synthetic bulking product, which was formerly reported in the Urology product group category. Consequently, the company accounts for this withdrawal as a discontinued operation for all periods referred to in this release.

This press release contains financial measures that are not calculated in accordance with United States generally accepted accounting principles (GAAP). These non-GAAP financial measures are reconciled to their most directly comparable GAAP measures in the above tables.

This press release includes net sales excluding the impact of foreign exchange. The company analyzes net sales on a constant currency basis to better measure the comparability of results between periods. Because changes in foreign currency exchange rates have a non-operating impact on net sales, the company believes that evaluating growth in net sales on a constant currency basis provides an additional and meaningful assessment of net sales to both management and the company’s investors.

In addition, this press release includes the following non-GAAP measures: (1) research & development expense excluding payments for purchased research and development; (2) the tax effect of the item set forth in (1) above; (3) income from continuing operations excluding the items set forth in (1) and (2) above; and (4) diluted earnings per share from continuing operations excluding the items set forth in (1) and (2) above.

The company excluded the items described above because they may cause certain statements of income categories not to be indicative of ongoing operating results, and therefore affect the comparability of results between periods. The company therefore believes that these non-GAAP measures provide an additional and meaningful assessment of the company’s ongoing operating performance. Because the company has historically reported these non-GAAP results to the investment community, management also believes that the inclusion of these non-GAAP measures provides consistency in its financial reporting and facilitates investors’ understanding of the company’s historic operating trends by providing an additional basis for comparisons to prior periods. Management uses these non-GAAP measures: (1) to establish financial and operational goals; (2) to monitor the company’s actual performance in relation to its business plan and operating budgets; (3) to evaluate the company’s core operating performance and understand key trends within the business; and (4) as part of several components it considers in determining incentive compensation.

Management recognizes that the use of these non-GAAP measures has limitations, including the fact that they may not be comparable with similar non-GAAP financial measures used by other companies and that management must exercise judgment in determining which types of charges or other items should be excluded from the non-GAAP financial information. Management compensates for these limitations by providing full disclosure of each non-GAAP financial measure and a reconciliation to the most directly comparable GAAP financial measure. All non-GAAP financial measures are intended to supplement the applicable GAAP disclosures and should not be considered in isolation from, or as a replacement for, financial information prepared in accordance with GAAP. For a reconciliation of these non-GAAP measures to the most comparable GAAP measures, please see the above tables.